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                                  EXHIBIT 4.24


            ELEVENTH AMENDMENT TO SAVINGS AND PROFIT SHARING PLAN FOR
                 EMPLOYEES OF FIRST INTERSTATE BANCSYSTEM, INC.

     The Savings and Profit Sharing Plan for Employees of First Interstate BancSystem, Inc. (the "Plan") is hereby amended as follows, effective April 1, 2001:


                                    ARTICLE 1

     Section 3.1 of the Plan is amended to read in its entirety as follows:

     3.1 DATE OF PARTICIPATION. Each Employee who was a Participant on December 31, 2000 shall continue to be a Participant in this Plan. Each Employee who was a Participant on March 31, 2001 shall continue to be a Participant in this Plan only if on that date the Employee either (1) has completed at least one year of Eligibility Service, or (2) is regularly scheduled to work at least 20 hours per week for an Employer. Each other Employee who is or who becomes employed by an Employer (an "Eligible Employee") shall become a Participant after March 31, 2000 --

     (a) in the case of an individual who became an Eligible Employee prior to January 1, 2001 and was regularly scheduled to work at least 20 hours per week on December 31, 2000, the first January 1, April 1, July 1 or October 1 coinciding with or next following the completion of one year of Eligibility Service;

     (b) in any case not described in paragraph (a), on the first day of the month next following the date the Eligible Employee begins working a regular schedule of at least 20 hours per week for an Employer, or if sooner, the first January 1 or July 1 next following the completion of one year of Eligibility Service.

An Eligible Employee shall be eligible to make a Rollover Contribution before becoming a Participant; provided, however, he shall be deemed a Participant to the extent of the Employee's Rollover Contribution only and not for any other purposes until the Employee otherwise is eligible to be and becomes a Participant for all purposes hereunder.


                                    ARTICLE 2

     Section 3.4 of the Plan is modified to read in its entirety as follows:

     3.4 REEMPLOYMENT. A former Participant shall again become a Participant immediately upon resuming employment with an Employer. A former Employee who had



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a termination of employment and was not a Participant at such termination of employment shall, upon resuming employment as an Employee, receive credit for the Hours of Service he had prior to such termination of employment for purposes of determining his eligibility to become a Participant, and such a former Employee who had completed one year of Eligibility Service prior to his termination of employment but had not yet become a Participant in the Plan by reason of his termination before the next occurring January 1, April 1, July 1, or October 1 shall, upon resuming employment as an Employee after such date, immediately participate in the Plan.


                                    ARTICLE 3

     Section 5.2 of the Plan is modified to read in its entirety as follows:

     5.2 EMPLOYER PROFIT SHARING AND MATCHING CONTRIBUTIONS ACCOUNTS

     (a) GENERAL. A Member who (1) became a Participant prior to January 1, 2001, or (2) was an Eligible Employee on or before January 1, 2000 and became a Participant on January 1, 2001 after completion of one year of Eligibility Service, or (3) was an Eligible Employee prior to January 1, 2001 and became a Participant after that date pursuant to
          Section 3.1(a), shall at all times have a 100 percent vested and nonforfeitable interest in his Employer Profit Sharing and Matching Contributions Accounts.

          A Member not described in the preceding sentence shall have a zero percent vested and nonforfeitable interest in his Employer Profit Sharing and Matching Contributions Accounts until the date the Member completes three years of Vesting Service, and shall become 100 percent vested in such Accounts on that date. Such Member includes an individual who first became an Eligible Employee during the Plan Year ending December 31, 2000 and pursuant to Plan provisions in effect on that date made an election to become a Participant on January 1, 2001 and to be subject to the three-year vesting schedule provided in this
          Section 5.2(a) with respect to Employer Matching Contributions and Profit Sharing Contributions

     (b) ACCELERATED VESTING. Notwithstanding subsection (a) above, a Member shall be fully vested and have a nonforfeitable interest in his entire Employer Profit Sharing and Matching Contributions Accounts on the earliest date on which--

          (1)  he attains his Retirement Age while an Employee;



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          (2)  he dies or suffers a Disability while an Employee; or

          (3) while he is an Employee, contributions to the Plan are completely discontinued or the Plan is terminated, or the Plan is partially terminated and such Member is affected by such partial termination.


                                    ARTICLE 4

     Except as modified herein, all provisions of the Plan shall remain in full force and effect.

     DATED this 11th day of April, 2001.


                                       FIRST INTERSTATE BANCSYSTEM, INC.


                                       By: /s/  ROBERT A. JONES
                                           -------------------------------------
                                       Its: Senior Vice President


                                                                 "Company"



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